Exhibit 1

SCHEDULE 13D/A JOINT FILING AGREEMENT

The undersigned hereby agree as follows:

(iv)                              Each of them is individually eligible to use the Schedule 13D/A to which this Exhibit is attached, and such Schedule 13D/A is filed on behalf of each of them; and

(v)                                 Each of them is responsible for the timely filing of such Schedule 13D/A and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other person making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Date:  August 24, 2009

THOMA BRAVO FUND IX, L.P.

By:	Thoma Bravo Partners IX, L.P.
Its:	General Partner

By:	Thoma Bravo, LLC
Its:	General Partner

By:	/s/ S. Scott Crabill
Name:	S. Scott Crabill
Its:	Managing Partner

THOMA BRAVO PARTNERS IX, L.P.

By:	Thoma Bravo, LLC
Its:	General Partner

By:	/s/ S. Scott Crabill
Name:	S. Scott Crabill
Its:	Managing Partner

THOMA BRAVO, LLC

By:	/s/ S. Scott Crabill
Name:	S. Scott Crabill
Its:	Managing Partner

SCHEDULE A

Thoma Bravo, LLC (“TBLLC”) is managed by a board of managers consisting of Orlando Bravo, S. Scott Crabill, Lee M. Mitchell and Carl D. Thoma.  These four individuals are also the sole owners of TBLLC.  Acting in their capacity as managing partners of TBLLC, Messrs. Bravo, Crabill, Mitchell and Thoma have the power, acting by supermajority vote, to vote or dispose of the shares held by TBLLC.   As a result, no single member or managing partner of TBLLC has voting or dispositive authority over such shares. Each of Messrs. Bravo, Crabill, Mitchell and Thoma disclaims beneficial ownership of the shares held by the Reporting Persons, except to the extent of his proportionate pecuniary interest therein.

The principal occupation of the individuals listed on this SCHEDULE A is serving as a member and manager of TBLLC.  Each of the individuals listed on this SCHEDULE A is a citizen of the United States and the principal business address of each such individual and of TBLLC is 9200 Sears Tower, 233 South Wacker Drive, Chicago, Illinois 60606, telephone (312) 777-4444.

The filing of this statement shall not be construed as an admission that any of such individuals is, for the purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of any securities covered by this Schedule 13D/A.

SCHEDULE B

Transactions in the Common Stock of Issuer by Reporting Persons in the past 60 days

Date of Transaction	Number of Shares Sold	Average Price Per Share
6/2/09	45,700	$9.4279
6/3/09	200	$9.3000
6/4/09	3,500	$9.0509
6/18/09	211	$9.0100
6/19/09	57,582	$9.0114
8/7/09	36,600	$8.5189
8/10/09	7,200	$8.5343
8/12/09	11,200	$8.5000
8/13/09	5,900	$8.5046
8/18/09	39,100	$8.5020
8/19/09	75,000	$8.5987
8/21/09	40,408	$9.0347
8/24/09	23,903	$9.0418